Fujitsu Bundles One Million Units of INTACTA.CODE

PCs Equipped with the Latest in Secure Data Transfer

 Atlanta, GA, February, 12, 2001 (OTCBB: ITAC) Intacta Technologies Inc. today announced that Fujitsu, Ltd. of Japan is currently shipping a total of 1,000,000 personal computers with INTACTA.CODE™ reader software preinstalled.

INTACTA.CODE allows users to securely encode any computer file and distribute it electronically or on printed media. The code simultaneously compresses and encodes data. Compression is nearly 5 to 1, depending on the data type, and encoding 256-factoral, with literally billions of custom variations possible.

Intacta Technologies licenses INTACTA.CODE in the form of enterprise and developer toolkits as a means of enabling existing technology to incorporate strong encoding, error correction and compression to virtually any file, over a ny transport medium.

Using enterprise software development tools from Intacta, Fujitsu was able to quickly build and distribute a customized version of INTACTA.CODE for use on PCs. The software was built to support the use of INTACTA.CODE files printed in Japanese newspapers, where multimedia files are encoded daily on newsprint, and with Fujitsu's own Internet ASP site where consumers and businesses can have INTACTA.CODE files created for distribution.

"The rapid and wide-spread adoption of INTACTA.CODE is possible now with our extensive software support," said Noel Bambrough, COO of Intacta. "Virtually any application can add strong encryption, compression and error correction simultaneously to data for transmission or storage by using our INTACTA.CODE development tools."

About Intacta Technologies Inc.
INTACTA (OTCBB:ITAC) is a U.S. based software company headquartered in Atlanta, Georgia with its research and development facilities in Beer Sheva, Israel. The Company develops and markets software components designed to bridge enterprise communications and information management systems across digital and non-digital media. Intacta.Code™, the company's flagship product, is an award winning technology patented in the United States, Israel and Europe. Platform independent, and language transparent, Intacta.Code is designed to integrate with existing enterprise communications and information management systems which require enhancements to security, transmission, and device handling capability on handheld platforms, including Windows CE, WAP and Palm OS. Intacta licenses its Intacta.Code to developers and system integrators, either as a stand-alone module or as an SDK for seamless and transparent integration within any application. More information about Intacta.Code may be found at www.intacta.com.

 Forward-looking statements
This press release contains forward-looking statements regarding the anticipated results, and benefits to, Intacta in the public release of this software. Actual results could differ materially from those anticipated in these statements based upon a number of factors including dependence on the continued interest, the risks involved in developing software solutions and integrating them with third-party software and services, the possibility that competitors will introduce new and improved products and services and the need to compete successfully with existing and new products and services offered by competitors.

Media Contact:
Steve Bosak
SRB Communications
for Intacta Technologies Inc.
Voice: (630) 406-6130
E-Mail: steve@srbcomm.com

Company Contact:
Noel Bambrough
Chief Operating Officer
Intacta Technologies Inc.
Voice: (404) 880-9919
E-Mail: nbambrough@intacta.com

Trademarks and brands are property of their respective holders

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